Exhibit 99.1

CONFERENCE CALL TRANSCRIPT
SAIA – Q4 SAIA, INC. EARNINGS CONFERENCE CALL EVENT
DATE/TIME: JANUARY 30, 2009/11:00 AM ET

Operator

Good morning. My name is Ruth, and I will be your conference operator today. At this time, I would like to welcome everyone to the Saia fourth-quarter 2008 earnings conference call. (Operator Instructions). Thank you.

Ms. McKenzie, you may begin your conference.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you. Good morning. Welcome to Saia’s fourth-quarter and 2008 earnings call. Hosting this morning’s call are Rick O’Dell, our President and Chief Executive Officer; and Jim Darby, Vice President, Finance and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially.

We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now, I would like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President and CEO

Good morning. Thank you for joining us to discuss Saia’s fourth-quarter and our 2008 results. I’m sure that you had the opportunity to review our release and note that we improved our fourth-quarter earnings and operating margins in spite of negative tonnage comps and a very difficult environment.

For clarity, all of our comments are based on results from continuing operations.

Saia’s fourth-quarter revenue was $231 million, which was a decrease of 5%. Our operating income was $5.3 million, up 36%; and our earnings per share of $0.11 was more than double the $0.05 we made in the fourth quarter of last year.

A few additional fourth-quarter statistics are as follows. Our operating ratio improved to 97.7 from 98.4. Our LTL tonnage per workday decreased 4.7%. LTL shipments were down 4.1%. LTL yields decreased 0.2% and was primarily due to reduced fuel surcharge partially offset by a longer length of haul.

The environment is obviously very challenging as we experienced lower tonnage and shipping volumes which led to an increasingly competitive pricing arena. I was certainly pleased with our cost reduction success. In spite of negative tonnage comps, we were able to improve operating results due to aggressive cost actions that were taken early in the quarter.

I believe that it is noteworthy that we improved city productivity, dock productivity, load average, and office productivity over prior year in spite of the loss of density benefits caused by reduced bill count.

It’s just as important that while we were very focused on cost management, Saia employees demonstrated a relentless commitment to customer satisfaction, delivering 97.4% on-time service.

For the full year, Saia’s revenue from continuing operations grew to $1 billion, which is an increase of 6%. Revenue growth was due to synergy revenue to and from our expanded geography, our strong service offerings, and fuel surcharge.

A few 2008 highlights include — earnings per share declined to $0.71; our operating ratio was 97.5 versus 96.1 last year; LTL tonnage per workday decreased 3%; LTL yield increased 9.1%, which includes the impact of higher fuel surcharges and a longer length of hall; and our balance sheet improve with a reduction in net debt of $57 million.

During 2008 we continued our focus on customer satisfaction, cost reduction supported by our engineered process improvements, increasing density in our existing footprint, and effective balance sheet management. While absolute profitability deteriorated due to the difficult environment, Saia’s underlying fundamental execution on service and key cost metrics improved significantly.

A summary of some of these items are as follows. We delivered 97% on-time service performance. Our load average improved 4%. P&D productivity was virtually flat in spite of 3% less shipments and reduced bills per pickup. Our dock productivity was up 3%. Our office productivity was up 10%. Our lost-time injuries improved 69%, and accident frequency improved 5% with substantial reduction in accident severity.

We believe our demonstrated ability to execute on critical initiatives will allow us to continue to navigate through a very challenging environment. As we continue to capitalize on effective marketing and excellent service offerings, we feel that Saia’s broad coverage and our cost execution provide a solid foundation for long-term profitable growth and increased shareholder and customer value.

During 2008 we outlined several engineered cost initiatives with targeted savings that are designed to improve our operating performance and enhance our service. These projects benefited Saia in 2008 and provided a partial offset to a very difficult volume and pricing environment.

We have another set of engineered initiatives in 2009 that will support our service and cost reduction efforts, targeting approximately $8 million to $10 million in annualized savings. A brief summary of these projects are — we have a city driver routing sequencing software that will minimize some drive time, we have automated time clocks and a real-time productivity management system, we’ve got enhanced fuel purchasing and planning that will minimize our retail fuel purchases, we’ve got our large terminal optimization projects, we’ve got some enhancements to our dynamic load planning that will optimize line haul with actual tonnage.

We realize that the current environment requires that we align cost, both fixed and variable, with volumes. We believe our demonstrated cost reduction capability combined with market share initiatives to increase density will enhance Saia’s competitive position and our margins in the future.

While the near-term economic environment certainly remains challenging, I’m optimistic that we are well positioned to address the demands and the potential opportunities of 2009.

Now I would like to have Jim Darby review the fourth-quarter results. Jim?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Thanks, Rick. And good morning everyone.

For the fourth-quarter 2008, earnings per share were $0.11 compared to $0.05 per share last year. All comparisons to prior-year fourth-quarter are versus results from continuing operations for that period.

For the quarter, revenues were $231 million with operating income of $5.3 million. This compares to prior-year reported operating income of $3.9 million, which included $800,000 of expense from an employment related matter.

The LTL yield for fourth-quarter 2008 was impacted by a fuel surcharge which dropped significantly from the third-quarter 2008 and was slightly less than fourth-quarter 2007. This is reflective of the rapidly declining diesel prices in the last half of 2008. Fuel expense was impacted in the quarter by declining diesel cost per gallon and fewer miles.

As we discussed in our last call, Saia implemented a reduction in force in October to bring the Company’s workforce in line with business levels and a reduced outlook. The workforce reduction was approximately 5% across field operations and the corporate office. In December we took another 2% reduction in force to align our expenses with an additional step-down in volume.

We continue to have strong safety performance with consistently favorable frequency and improved severity from the prior-year quarter. In the fourth quarter accident expense was $700,000, or $0.03 per share, lower than the prior year due to less severity.

For 2008, earnings per share were $0.71 from continuing operations compared to $1.22 per share last year, which included charges for integration. Revenues were $1.03 billion with operating income of $25.7 million.

The impact of equity-based compensation was negligible in 2008 compared to a benefit of $3 million in the prior year.

Our effective tax rate of 20.2% for the quarter was impacted by tax credits. For the full year of 2008, our consolidated effective tax rate from continuing operations was 24.1%. For 2009 we expect our effective tax rate to be approximately 39%.

In December we implemented a 1% annual wage increase for all Saia employees except Officers and upper Management.

For modeling purposes I will make a comment to clarify an action we took to remove volatility from our results. In December we changed our nonqualified plan to make stock elections irrevocable and require any payout to be made in Saia shares. This allowed the future accounting to become a fixed expense. The plan changes were made in December, which will eliminate the volatility going forward.

At December 31, 2008, total debt was $136.4 million. Net of the Company’s $27.1 million cash balance, net debt to capital was 33.9%. This compares to total debt of $172.8 million and net debt to capital of 45.3% at December 31, 2007.

Our net capital expenditures for 2008 were $26 million. This compares to $89 million in the prior year. The Company is planning net capital expenditures in 2009 of approximately $10 million. Obviously, 2009 planned expenditures are a reduction from 2008 based on the uncertain economic environment but will be adequate to support our ongoing investments in technology and engineered processes. The amount of capital expenditures for revenue equipment will be re-evaluated should tonnage improved.

Due to the deteriorating macro environment, declines in the stock market, and the decline in the price of the Company’s common stock, the Company has experienced a significant decline in its market capitalization. As a result, the Company is currently performing an impairment analysis of its goodwill of approximately $35 million. In the event that the Company determines its goodwill is impaired in whole or part, this would result in a one-time non-cash charge not to exceed the goodwill balance.

Now, I would like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President and CEO

Thank you, Jim. The Saia brand continues to strengthen due to comprehensive marketing, a broad footprint which is attractive to customers, and a relentless commitment to service.

During the year we demonstrated our ability to execute prudent cost-reduction initiatives, supported by engineered process improvements and technology. Through effective cash management and conservation of capital, we also strengthened our balance sheet.

Because we’ve taken the appropriate actions, Saia is well positioned to ride out the short-term economic difficulty and provide long-term profitable growth and value creation for shareholders and for customers.

So with these comments, we’re now ready to open up for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

Can you talk a little bit about length of haul differences? Exactly what was the difference in length of haul in 4Q ‘08 versus 4Q ‘07?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Sure, I’ll take that. David, the length of haul was up 6.8% from fourth-quarter ‘07. The numbers — if you want the actual numbers, it’s 693 versus 649.

David Ross - Stifel Nicolaus — Analyst

Excellent. And you’ve talked in the past about the synergy revenue — I think on the last call Clark Bros. and Connection and Madison Freight. Can you give us an update on those numbers?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Well, we continue to benefit from that as we go on, particularly the most recent ones that we’ve done, which were The Connection and Madison. And those are reflected in our growth.

Rick O’Dell - Saia, Inc. — President and CEO

We didn’t bring the specific numbers. We can certainly provide them to you off-line. I guess the other comment there would be that while we certainly see some overall — some weakness, our Cincinnati region, which was is essentially the former Connection geography, is actually up about 20%. So we continue to strengthen our brand there and certainly gained some revenues from that expanded geography.

David Ross - Stifel Nicolaus — Analyst

And then I guess if you could talk a little bit about the on-time performance? You said it was a 97.4% on-time. My note from last call was it was at 97% on time. I don’t know if that was rounding or if service actually improved from the third quarter, sequentially?

Rick O’Dell - Saia, Inc. — President and CEO

Yes. Service actually did improve, and we continue to work on our service execution every day. And one of the key things that we had was there is a no-trade-off issue between the cost-control initiatives that we need and the service that our customers demand. So I think it was particularly noteworthy that in spite of some aggressive cost execution, which was required in a difficult market, that there was no sacrifice for service.

David Ross - Stifel Nicolaus — Analyst

That’s great. And could you also describe the volume trends through the quarter? I mean, it ended up only down 4.7%, but you had those October, November, December. And there may be some color on where we are in January?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Sure. We can do that for you. As you noted, the fourth quarter was down 4.7%, and it did step down as we went through the quarter. October showed down 2.6%. November was down 5.4%, and December was down by 5.1%

David Ross - Stifel Nicolaus — Analyst

And then January down about the same as December, or —?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Yes. It looks like it’s another 1% down from where we ended in December. Right now I’m showing just a little bit more than 6% down on LTL tonnage.

David Ross - Stifel Nicolaus — Analyst

Okay. That’s helpful.

Rick O’Dell - Saia, Inc. — President and CEO

And actually that kind of excludes the first couple of days, which are the way that the calendar fell with holidays. It was a little more unfavorable than that. But absent that — you know we came back from July 1; the second was kind of a dangling Friday there? Right?

David Ross - Stifel Nicolaus — Analyst

Yes.

Rick O’Dell - Saia, Inc. — President and CEO

And then so we’re really trying to indicate — well, what’s the real run rate once you get the way the holidays change, and those are the trends.

David Ross - Stifel Nicolaus — Analyst

Excellent. Thank you very much.

Operator

Art Hatfield; Morgan, Keegan.

Art Hatfield - Morgan, Keegan — Analyst

Congrats on a great quarter in a very, very tough environment.

Can you kind of — Rick, can you kind of go over the cost situation, the breakdown between fixed and variable?

Rick O’Dell - Saia, Inc. — President and CEO

Are you talking on a —?

Art Hatfield - Morgan, Keegan — Analyst

Do you know what the percentage of your costs — what — how would you — what percentage would you define as fixed and what — how much would you define as variable?

Rick O’Dell - Saia, Inc. — President and CEO

Sure, yes. I guess variable costs — I mean, everything is variable over time; right? Even your fixed costs over time if you — you could potentially variable. But I guess the way we look at it from our profitability management model, we kind of run in the range of — it’s 70/30, maybe 75/25.

Art Hatfield - Morgan, Keegan — Analyst

The bigger number being variable?

Rick O’Dell - Saia, Inc. — President and CEO

Yes.

Art Hatfield - Morgan, Keegan — Analyst

Okay.

Rick O’Dell - Saia, Inc. — President and CEO

And again, that’s the fully allocated kind of variable costs too; right? You’ve got about — we run about somewhere between 25% and 30% overhead.

Art Hatfield - Morgan, Keegan — Analyst

That’s helpful. Additionally, with regards to cost issues, a lot of the reengineering things you did are obviously starting to show. Is there anything you’re planning to do in ‘09 or any kind of further help from some of those initiatives as we move forward? Or is revenue growth kind of more (technical difficulty) [key] to getting the profitability up in ‘09?

Rick O’Dell - Saia, Inc. — President and CEO

Well, we always work on both sides of the equation, from the revenue side as well as on the cost side, so I mean, first of all obviously we’ve got marketing programs. We’re actually adding to our sales force in spite of the environment to try to generate growth. As some quality people come available, we’re trying to capitalize — certainly capitalize on that.

And then we — I kind of went through the laundry list of our engineered processes that we’ve got for the year. And we’ve targeted about $8 million to $10 million of annualized savings, and our target is to have most of those in the big dollar ones implemented in the first half of the year, so that most of that should be in our second-half run rate.

Some of those things — I mean, just to maybe give you an example, we are looking at some software that would optimize our mileage for our city drivers and tell them a specific sequence in which to make deliveries and pickups, which would minimize mileage and drive time, and that would be an enhancement for us. So projects like that that really add to our capabilities to manage from a daily basis and support our other initiatives in the terminal operations.

Art Hatfield - Morgan, Keegan — Analyst

Great. That’s helpful. And additionally, did you give the yield ex-fuel in the quarter?

Jim Darby - Saia, Inc. — VP — Finance, CFO

No, we didn’t. We didn’t disclose that. We gave it including fuel being down 0.2 point.

Art Hatfield - Morgan, Keegan — Analyst

Do you have it ex-fuel, and would you mind sharing that?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Fuel surcharge impact was negative by about a little less than 1 point.

Art Hatfield - Morgan, Keegan — Analyst

Okay. So the yield growing in the quarter I would assume is more of a function of length of haul than anything else?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Yes, I guess. If I look at our yield excluding fuel surcharge, it was down 0.2%.

Art Hatfield - Morgan, Keegan — Analyst

Right.

Jim Darby - Saia, Inc. — VP — Finance, CFO

I’m sorry. Yield with — including fuel charge was down 0.2%. From a competitive standpoint, most of the competitors were down between 2.2% and 3.6%.

Art Hatfield - Morgan, Keegan — Analyst

Right.

Jim Darby - Saia, Inc. — VP — Finance, CFO

And if you adjust our — I mean, we’ve even got a model that tries to adjust for length of haul. It’s somewhat theoretical, but certainly should work. That would put us on the declines kind of at the low end of these comparisons to the competitors.

Operator

Ed Wolfe, Wolfe Research.

Ed Wolfe - Wolfe Research — Analyst

So you guys said a year ago that you were going to focus internally and not on acquisitions. And clearly, that’s paying off. Are you at the point now where internally you are pretty well focused, the balance sheets in better shape, that you start to look at some acquisitions as they come up again?

Rick O’Dell - Saia, Inc. — President and CEO

Not at this time. We really believe that a continued focus on the opportunities within our network both from a marketing standpoint and a cost execution should provide some good enhancement of returns to shareholders over a period of time, so we’re staying focused on that right now.

Ed Wolfe - Wolfe Research — Analyst

Jim, I think you said that there was a wage increase of 1% in December. Did I hear that right?

Jim Darby - Saia, Inc. — VP — Finance, CFO

That’s correct, Ed.

Ed Wolfe - Wolfe Research — Analyst

How does that look for the rest of ‘09? Given Yellow’s rollback, how does that impact your ability maybe to be a little —?

Jim Darby - Saia, Inc. — VP — Finance, CFO

We’ll — I mean, we’re conscious of the environment, and we’re looking at tonnage and volumes as they go, and we will evaluate as we go forward. But we did some step-downs with our headcount to match the volumes, but we did want to reward the employees.

To the extent though that we excluded the Officers and upper Management from that, just based on the times.

Ed Wolfe - Wolfe Research — Analyst

But was this thought that that 1% is for ‘08, or that 1% is what you’re going to see for ‘09?

Jim Darby - Saia, Inc. — VP — Finance, CFO

That will be in the run rate for ‘09 because we did it late in the year. We did it in December — December 1. So it will roll through ‘09.

Ed Wolfe - Wolfe Research — Analyst

All right. And can you just take me through the change in the compensation plan, so how variable the old plan was and what the consistent expense will look like going forward?

Rick O’Dell - Saia, Inc. — President and CEO

Well, we’ve really — that’s a good question, because the old equity-based compensation, we were on almost every quarter describing what the differences were because it had a mark-to-market element of it. And we have eliminated that going forward. So I think as we go through ‘09 I will just be telling you about what happened in the prior year, and it will be pretty much a standard run rate as we go forward.

Ed Wolfe - Wolfe Research — Analyst

(Technical difficulty) going forward look like now?

Rick O’Dell - Saia, Inc. — President and CEO

That plan actually was not — was minimal expensed to the Company at all. Really it was primarily from Officers and Directors deferring salary and then putting it in the stock. And because it’s a deferred asset nonqualified plan, it had mark-to-market accounting. So that’s really what caused the volatility. There are minimal Company contributions into the plan. It’s really — the volatility really comes from accumulated position over a period of time, which is primarily from several of us that have deferred salary.

Ed Wolfe - Wolfe Research — Analyst

And how did you resolve that? How does that going backwards —?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Well, if you change — for a nonqualified plan, if you change so that the payouts are made strictly in stock and that the employees make sure that they are irrevocable elections, then its fixed accounting going forward and you get rid of the mark-to-market element. So we’re not subject to swings in our stock price.

Ed Wolfe - Wolfe Research — Analyst

Understood.

Rick O’Dell - Saia, Inc. — President and CEO

We all basically had a buy-and-hold philosophy anyway, so it was really — technically we were able to change the plan to avoid the volatility.

Ed Wolfe - Wolfe Research — Analyst

Well, that makes sense. And no (multiple speakers)

Rick O’Dell - Saia, Inc. — President and CEO

We just did it.

Ed Wolfe - Wolfe Research — Analyst

With the sensitivity in your operating leverage, it’s really swung things, so it’s helpful.

Rick O’Dell - Saia, Inc. — President and CEO

Right.

Jim Darby - Saia, Inc. — VP — Finance, CFO

Right.

Ed Wolfe - Wolfe Research — Analyst

Talk to pension, Jim. Both from a cash perspective and an expensing on the income statement perspective, what are you expecting for ‘09?

Jim Darby - Saia, Inc. — VP — Finance, CFO

On pension?

Ed Wolfe - Wolfe Research — Analyst

Yes.

Jim Darby - Saia, Inc. — VP — Finance, CFO

We don’t have any pension expense. Our — We are strictly 401(k).

Ed Wolfe - Wolfe Research — Analyst

Okay. So it’s all defined contributions?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Yes.

Rick O’Dell - Saia, Inc. — President and CEO

Right.

Ed Wolfe - Wolfe Research — Analyst

Yellow today on their call wire CW made a comment that their network was open only one day completely during the month in January because the weather was severe relative to the last five or six years. Have you found that? Because we’ve heard others tell us that the weather is not that horrible compared to — a “winter is winter” kind of thing.

Rick O’Dell - Saia, Inc. — President and CEO

Yes. I mean, I think that’s right. We tend to remember this year and some of the days that we had, and obviously the last several days we’ve had some ice that moved across some of our major markets in Texas and Tennessee. But I don’t know, my perception would be it’s a little bit worse than last year, but I don’t think it’s materially worse.

Ed Wolfe - Wolfe Research — Analyst

Are there any parts of the country — Chicago or the Midwest or anywhere else — that are worse or better than normal?

Rick O’Dell - Saia, Inc. — President and CEO

I don’t think so. Maybe the upper Midwest last year might have been actually worse, but I don’t know. I haven’t looked at it that closely. You kind of just have to deal with the weather impacts and move on.

Ed Wolfe - Wolfe Research — Analyst

Yes. You mentioned that your adjusted yields for length of haul are slightly negative I believe, gross of fuel. What is your sense of pricing if you took out fuel and mix and everything else right now, overall?

Rick O’Dell - Saia, Inc. — President & CEO

I would say it’s negative. There’s a couple of people that have reported it that way, and our numbers would be similar to that.

Ed Wolfe - Wolfe Research — Analyst

And we’re also hearing that there is a large amount of bid pipeline. Are you feeling that in the first half of the year?

Rick O’Dell - Saia, Inc. — President and CEO

Yes, I think that’s correct. I don’t know about — first half, I would say bid activity is up. I would say that’s correct. You’ve got some normal cycles that are coming through, which — I think generally that’s pretty evenly distributed throughout the year, but we’re seeing some incremental activity obviously with customers requiring all cost reduction opportunities and a perceived overcapacity, which would certainly appear to be correct, as well.

Ed Wolfe - Wolfe Research — Analyst

It’s easy to understand why your margins have held up better than others, and clearly there’s been some productivity things very specific that you’ve focused on. What’s more difficult to understand is how your tonnage has held better than others. Would you attribute it to cross selling into the acquisitions, or what is it that you think is leading to that market share gain or less market share loss everyone (multiple speakers)

Rick O’Dell - Saia, Inc. — President and CEO

I mean, that’s probably the biggest thing. We have said we expanded our geography, and we would expect to strengthen our brand and see synergy revenue from those, and we are seeing that. Like I stated, our Cincinnati region is showing positive growth, so it certainly is an offset. We continue to focus on a number of marketing initiatives. Our service is solid. We have an extreme guarantee, which positions us well. So I think it’s a combination of things, but that’s certainly a contributing factor.

Ed Wolfe - Wolfe Research — Analyst

So the Cincinnati example that you gave, you would say it’s not that that market is feeling better from an economic standpoint, it’s really a direct — you are in a new market and with a bigger brand, you’re selling very actively into it?

Rick O’Dell - Saia, Inc. — President and CEO

Absolutely. I mean, we were immature there. We’ve seen that through all of our acquisitions as we strengthen the brand and cross sell to and from our other geographies, that’s a positive for us. As we stated too, obviously I think the cost execution progress has been a plus, but obviously as those areas mature and get incremental tonnage, we’re able to narrow the gap between productivity that we were experiencing there and what we have across the rest of our network. So that contributes as well.

Ed Wolfe - Wolfe Research — Analyst

All right. One last one. When you look at the competitive environment, would you say it’s one or two large competitors that are really putting the downward pressure on the market, or is it kind of everybody and it’s 1,000 cuts? How do you think about it?

Rick O’Dell - Saia, Inc. — President and CEO

I guess in general, you tend to see people that are struggling, have to have the volume in there, and as customers are concerned about them, sometimes you see some more — you tend to see some more active price there.

But I mean quite frankly, I mean the pricing activities — and I’ve said this before — are really more driven by the customers in the marketplace than they are by specific carriers just going out with a rate-cutting strategy. We all have a philosophy that we need to defend our market share and have customers put it out for bid, and you have quality carriers that are looking at it. It forces you to take a look at those things and make difficult decisions.

So I think it’s probably more the marketplace than specific customers that are driving it, but — I mean than specific carriers that are driving that, but that’s obviously a contributing factor any time you get into a downturn like this, as well.

Ed Wolfe - Wolfe Research — Analyst

Did you guys announce a GRI?

Rick O’Dell - Saia, Inc. — President and CEO

We had not announced one yet, but we have started communicating to our customers it’s February 9.

Ed Wolfe - Wolfe Research — Analyst

What’s the amount?

Rick O’Dell - Saia, Inc. — President and CEO

It’s 4.9%.

Operator

Tom Albrecht, Stephens Inc.

Tom Albrecht - Stephens — Analyst

I just want to step back and — it’s pretty fascinating to me the different approaches to getting through a recession here. And really, what’s your core philosophy in this environment? In other words, some people are very ardent in their belief that they are not going to compromise pricing and if they lose volume, so be it. Others seem more willing to use price as a weapon.

There are different things I’ve heard out there, but I mean, how do you — what is your philosophy? And if you choose to use price more, what are you able to do on the cost side? I understand what you’re doing on the productivity side, and sometimes that’s cost, but do you have some very obvious cost buckets that go hand-in-hand if you choose to use price aggressively?

Rick O’Dell - Saia, Inc. — President and CEO

Well, I think if you look at it, obviously, we have a costing model that we’re committed to. We believe in the costing model. And certainly there’s prices at which business doesn’t make sense, and we’re walking away from business now because of price — just like I think other people are. When pricing doesn’t — is not going to work for you, you have to look at it.

The other side of that is, when businesses put out for bid, potentially you have an opportunity to look at business that wasn’t at the marketplace before. And you got to look at your network and where you have — the synergies can take place in your operation and it contributes where you have underutilized capacity, and if you can capitalize on that, you make decisions where it’s in a backhaul lane and it’s going to contribute to my profitability.

And then secondarily I would comment, there are various marketing programs — targeted marketing programs for us to help build density in and out of small terminals and some of the things where we have some excess capacity.

One example is, you may have a customer that is using 10 different carriers, and if we could get them to consolidate that business and instead of — we might be getting zero to one shipment a day. If I can get five shipments a day from that person, my pickup and delivery costs as a percent of revenue go down dramatically. So that would give me an ability to target that customer and get multiple bills from them and share the synergy with them at a time when rate is important to them and density is important to me and it benefits both parties. So that’s an operational end-targeted marketing program that you can work with, and it works for both parties.

So to me, you just — you have to have the discipline and know what it means to you, and work through the process.

Tom Albrecht - Stephens — Analyst

So, Rick, if I take a — let’s call it customer A, and you’ve got a 90 operating ratio with them. And I realize it varies by markets, but how much of that 90 OR would be cost associated with line haul? How much would be pickup and delivery? I’m just trying to understand sort of a prototypical maybe ideal customer and how those expenses flow through?

Rick O’Dell - Saia, Inc. — President and CEO

Obviously, line haul is the biggest cost. City would be second, and then the dock cost generally. I would say it’s dependent upon length of haul too; right?

But generally your city costs are somewhere around 20% on more of a single shipment, but if you can get multiple shipments from that party, you can cut your city costs in half or more.

Tom Albrecht - Stephens — Analyst

Okay. And then, so (multiple speakers)

Rick O’Dell - Saia, Inc. — President and CEO

There in is the leverage if — and you see that. That’s something that we do with all of our customers is if you give more — if you give us more business, you tend to have more pricing leverage; correct? That’s the philosophy that we all use.

Tom Albrecht - Stephens — Analyst

So then line haul would be what percent then on that single shipment example? 50%? 60%?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Varies.

Rick O’Dell - Saia, Inc. — President and CEO

It would depend on — it’d be dependent upon the length of haul.

Tom Albrecht - Stephens — Analyst

Sure. Well, just, you know, 700 miles, which is about where your average is now.

Rick O’Dell - Saia, Inc. — President and CEO

Probably 50%.

Tom Albrecht - Stephens — Analyst

So seven and — okay. And then dock would be the remainder? Or do you also have a element for headquarters, etc.?

Rick O’Dell - Saia, Inc. — President and CEO

Yes, well we tend to — it depends. What we tend to do is, we have your city — in our costing model, your city, your dock, your line haul, and your office; and then you have a overhead allocation.

Tom Albrecht - Stephens — Analyst

That may be more granular than the call — this conference call calls for, but really I just was curious to hear your thoughts in the context of this environment, so I may follow up with you a little bit off-line.

Jim Darby - Saia, Inc. — VP — Finance, CFO

Sure. That would be great.

Operator

John Barnes, BB&T Capital Markets.

John Barnes - BB&T Capital Markets — Analyst

Rick, just as a follow up on your question, I understand where you’re coming from in terms of your pricing philosophy and trying to gain maybe a little bit better volumes with an overlapping customer with another competitor. But what I — could you talk to maybe a situation where you’re not an incumbent carrier and what your philosophy is in terms of pricing any new customer?

Rick O’Dell - Saia, Inc. — President and CEO

Again, we have a costing model that we use. We get some benchmark pricing to the extent you can get that from the customer and see where they are and what their targets are, and then you can do prospective costing from a modeling perspective and see where we are, whether it makes sense. And obviously, field accounts tend to be more profitable than your national accounts, and so there’s an opportunity there to target those from a growth standpoint and a share standpoint.

John Barnes - BB&T Capital Markets — Analyst

Is there a concerted effort to target a particular carrier’s customer base? We’re all beating around the bush here, but is there — you know who’s in trouble. You know which carriers are out there struggling. There are three or four of them. You know, is there a concerted effort where you get the feeling that a shipper might be a little bit more receptive to that kind of conversation at this juncture?

Rick O’Dell - Saia, Inc. — President and CEO

We’re always looking at opportunities to generate growth that will be profitable for us, and obviously we have targeted marketing programs.

John Barnes - BB&T Capital Markets — Analyst

All right. Very good.

Rick O’Dell - Saia, Inc. — President and CEO

Just like I’m sure everyone else does.

John Barnes - BB&T Capital Markets — Analyst

I’m sure. I’m sure. In terms of your cost cutting initiatives — and you know you’ve — I think you’ve — a phenomenal job in improving the OR in a difficult environment.

Just on a go-forward basis, with where the volumes are today and the economy is today, do you believe [YAA] that your fourth-quarter performance is about as good as it gets in this kind of environment? Or do you think there’s the potential that’s ‘09 — even if we kind of stay at these volume levels — that ‘09 you’ve got some more levers to pull and you can continue to drive the OR down?

Rick O’Dell - Saia, Inc. — President and CEO

There’s always more cost efforts to work on and efficiency, and obviously we work on that every day throughout our organization, and obviously the Company and our employees deserve a lot of credit for the efforts and the success that we’ve had over the last year.

I guess the question is, obviously there are negative synergies associated with the loss of density and with what happens with the pricing environment and that whether we can offset that were not. It depends how unfavorable the comps get.

So I think this is a very uncertain environment. For us, for our customer base, it’s difficult to predict what’s going to happen with the volume standpoint, and we will have to continue to pull the levers necessary to manage through this as we move forward.

Hopefully the inventories have been obviously drug down, and maybe we will get a little bit of a rebound there. And then I do think — obviously you look at the margins in our industry right now, and some of the best-in-class carriers from a performance standpoint have seen substantial deteriorations. And to some extent the status quo or a worsening environment probably isn’t sustainable without some more industry consolidation. So I think one way or the other, either it improves and so it gets better, or it stays bad or gets worse, and then at some point it gets better.

John Barnes - BB&T Capital Markets — Analyst

Yes. Absolutely. Absolutely. In terms of that consolidation, have you taken any specific measures to prepare for the potential for a major failure in the space or something like that? Old Dominion talked about holding on to some tractors and trailers in the event of — have you taken any specific measures like that?

Rick O’Dell - Saia, Inc. — President and CEO

Our mileage is down. We haven’t really taken our tractor count down. We’re not making incremental purchases. We’ve got some contingency planning to do, some short-term leases and things should it change dramatically. Obviously we got some capacity within our network. Over the last several years we’ve made some pretty substantial investments in real estate to alleviate chokepoints so — and I think we’ve got good capacity there.

Obviously it’s a mixed situation here. We all need to manage closely to your short-term costs because the timing and ultimate resolution is certainly uncertain. Based on history, we haven’t been very good at predicting industry consolidation events.

But we are doing some things to be prepared to handle an upturn and to take care of our current customers and make sure that we capitalize on the opportunity by some of the things we are doing to look at those pickup synergies. If you can make sure that your existing customers do more business with you, should that event happen, that is efficient for us, it should contribute substantially to our profitability. And so we’ve got some programs we are working on internally to make sure that we take care of our existing customers and we also capitalize on the incremental business opportunity to make sure it contributes to margins.

John Barnes - BB&T Capital Markets — Analyst

Very good. And guys, nice quarter. Thanks for your time.

Operator

Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose — Analyst

Quick question. Rick, you mentioned some terminal optimization. I was wondering if I could get a little more color on what you meant by that.

Rick O’Dell - Saia, Inc. — President and CEO

Yes. That’s really taking some of our field engineering resources — we really divided our engineering resources into two groups. You got the development group that’s working on new technology, and then you got the field engineering support team.

We’re really using some of the tools that we’ve developed and we’ve had to go to the terminal, do data mining searching out opportunities to optimize routes — obviously over time you get some changes in your tonnage — and as well as looking at how well the terminal utilizes the tools that we have available to optimize from a productivity standpoint, and apply some analytical resources and action plans in conjunction with the terminal team to target some improvements where we have our larger expense terminals.

And we started that late last year, and we’re seeing some good results from that. And obviously, it’s certainly a joint effort between the engineering team and the local management team to make sure they capitalize on those tools.

Jason Seidl - Dahlman Rose — Analyst

That’s good color. I appreciate it. I appreciate — excuse me. I apologize for missing this, but could you go over the tonnage declines as you moved through the quarter again?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Sure. No problem. Overall quarter for LTL tonnage was down 4.7%, and it stepped down as we went through the quarter, Jason. October was down 2.6%. November was down 5.4%. December was down 5.1%.

Jason Seidl - Dahlman Rose — Analyst

Okay. So it was a modest improvement in December then. And you said January is down about 6%?

Jim Darby - Saia, Inc. — VP — Finance, CFO

Yes, it’s down about 6%, so it’s about 1% worse than the run rate through December.

Jason Seidl - Dahlman Rose — Analyst

And you don’t think weather impacted January that much at all thus far — from your comments?

Rick O’Dell - Saia, Inc. — President and CEO

A little bit.

Jim Darby - Saia, Inc. — VP — Finance, CFO

Not anything that we would really want to quantify I don’t think. And like Rick said, the run rate I’m giving you really excludes the very start of the month because that — the first workday of the month was January 2, a day by itself, and that was very weak. But (multiple speakers)

Jason Seidl - Dahlman Rose — Analyst

That’s usually like a half day; right?

Jim Darby - Saia, Inc. — VP — Finance, CFO

That’s right.

Jason Seidl - Dahlman Rose — Analyst

Yes. Now, the comparisons — the year over year tonnage comparisons should get a little bit easier; am I correct? As you move forward?

Rick O’Dell - Saia, Inc. — President and CEO

I don’t know. What is normal seasonality?

Jason Seidl - Dahlman Rose — Analyst

Well, that’s true.

Rick O’Dell - Saia, Inc. — President and CEO

We have all had that. But I would tell you, now last year January was actually pretty good for us, and then February and March actually took a step down.

Jason Seidl - Dahlman Rose — Analyst

Yes. That’s what I’m saying. So it should get — the run rate — if you’re down 6% through January theoretically, if nothing changes — should improve into February and March based on your comparisons?

Rick O’Dell - Saia, Inc. — President and CEO

If we got what would’ve been — like if you look back five years, if you got normal seasonality off of this January levels, I think that would be correct.

Jason Seidl - Dahlman Rose — Analyst

Okay. All right. That’s very helpful. Also, you mentioned GRI at 4.9%. I’ve seen a couple of others that were well in excess of 5%, 5.5%. Is there a reason we seem to be all over the map right now on some of these, or is this just sort of a function of the market rate — it’s not what you announce, it’s what you keep?

Rick O’Dell - Saia, Inc. — President and CEO

I think that’s absolutely right. We did a lot of soul searching in terms of what’s the right timing and amount, like we always do. And obviously, the thing we needed to do was to get the increase out there in the marketplace, and then you can be our there marketing with the base rates that are going to be there for a year.

Jason Seidl - Dahlman Rose — Analyst

Okay. Great. I have some other tidbits, but I will take it off-line. Guys, I appreciate the time, as always.

Operator

Neal Deaton, Stephens.

Neal Deaton - Stephens — Analyst

Congrats again on a good quarter.

I just wanted to follow up on a couple of things here. First of all, the lower tax rate in the quarter, 20.2% — I believe you attributed that to tax credits. Were those the propane tax credits? Or what was that exactly?

Rick O’Dell - Saia, Inc. — President and CEO

Partially. And then it was some other ones as well. And those credits have a little bit bigger effect because actually our taxable income was down. But we do have — some of that alternative fuel tax credit is in there.

Neal Deaton - Stephens — Analyst

Okay. And will you see any of that in ‘09, as well, or —?

Rick O’Dell - Saia, Inc. — President and CEO

Well, we put our rate back up to much more of a standard rate going forward. We are always working on credits and will take opportunities where we have them.

Neal Deaton - Stephens — Analyst

Right. It makes sense. I know you gave a CapEx figure. What about for an annual D&A figure for ‘09? I know you finished ‘08 at about $41 million. Is there something we could kind of expect there?

Rick O’Dell - Saia, Inc. — President and CEO

It’s about $40 million.

Neal Deaton - Stephens — Analyst

Okay. That’s helpful. And I know you gave the tonnage progressions throughout the quarter. Could you give something comparable for the yields? I know it’s a little trickier. But you finished down 0.2% all-in for the quarter. What did you kind of see as the quarter progressed by month?

Rick O’Dell - Saia, Inc. — President and CEO

Well, since we measure with fuel surcharge in, and the fuel surcharge was declining as we went through the quarter, it would be stepping down as well, because we peaked — diesel prices peaked in the summertime, and they’ve been going down since then.

Neal Deaton - Stephens — Analyst

Right.

Rick O’Dell - Saia, Inc. — President and CEO

And we’d see the same thing as we went through with the impact it has on yield as we went through the four quarter.

Jim Darby - Saia, Inc. — VP — Finance, CFO

I would add, just obviously the pricing environment is difficult, and you could assume it got a little bit tougher as the quarter went along.

Neal Deaton - Stephens — Analyst

Okay. But you don’t have exact figures?

Rick O’Dell - Saia, Inc. — President and CEO

No. And I would tell you so far in January, it’s in line with our expectation. So there’s not a — there hasn’t been a dramatic change thus far in January from the trends we saw coming out of the fourth quarter.

Neal Deaton - Stephens — Analyst

Okay. So no further deterioration really?

Rick O’Dell - Saia, Inc. — President and CEO

Nothing dramatic.

Neal Deaton - Stephens — Analyst

I may call you off-line just to talk a little more about the new reengineering initiatives. But just a question pertaining to that — are these working with Georgia Tech again, or are they more in-house, or kind of a mix of the two?

Rick O’Dell - Saia, Inc. — President and CEO

It’s a combination. The dynamics of load planning is the Georgia Tech project. And actually the timing of that actually has been pushed back a little bit just because we reallocated our internal resources to optimizing on lower tonnage within the existing network. And then one of the things you got with working with the Georgia Tech people, very bright young people, obviously over time you got some turnover with students working on that.

It probably doesn’t — those projects tend to not progress as much as they would if you have a high-paid consultant, but you get a lot of bright — certainly some very bright minds and some good ideas, and they have good technology resources, so we are benefiting from that. But the timeline of a couple of our initiatives has probably been pushed back a little bit.

Neal Deaton - Stephens — Analyst

Okay. And maybe those engineers can consult with the basketball teams, because I think they’re oh and six in the year.

Operator

(Operator Instructions). Ed Wolfe, Wolfe Research.

Ed Wolfe - Wolfe Research — Analyst

Just a quick follow-up. If Yellow were to go out tomorrow and there was a flood of volume out there in the marketplace, where would you feel the constraint? Where are the pinch points?

Rick O’Dell - Saia, Inc. — President and CEO

Well certainly, initially it would be on the employee side and the equipment side. I think the facility capacity would be pretty good. I think we’ve got some good contingency plans to get some equipment. It would take some time to staff the employees, although we’re currently running with minimal overtime so you got some step-up capacity there. And we have been — we’ve got some resources obviously that we are not utilizing every day from an employee standpoint. So we could certainly step up fairly substantially.

But it would be — the immediate change would be significant, and we have a plan to kind of manage through that with screening from a customer standpoint to avoid some major backups that have occurred with other carriers that — at times when you had major events like this.

Ed Wolfe - Wolfe Research — Analyst

How much terminal capacity ultimately once you over time got the people and equipment right? Is there 25%, 30% there?

Rick O’Dell - Saia, Inc. — President and CEO

I would say it’s in excess of 20%. Our major facilities — we’ve expanded where those chokepoints are. And obviously in the smaller terminals you’ve got quite a bit of capacity, and it ends up — the relay points end up being where you have the biggest problem, and we’ve alleviated that in the major relay points across our network.

Operator

There are no further questions in queue.

Rick O’Dell - Saia, Inc. — President and CEO

All right. Thanks for joining us today. We appreciate your continued interest in Saia.

Operator

This concludes today’s conference call. You may now disconnect.